Exhibit 4.27

AMENDMENT NO. 1 TO VOTING AGREEMENT

THIS AMENDMENT NO. 1 TO VOTING AGREEMENT (the “Amendment”) is made and entered into as of this fifth day of April, 2012, by and among Exa Corporation, a Delaware corporation (the “Company”), Fidelity Ventures Limited (“FVL”), InfoTech Fund I LLC (“InfoTech”), FMR LLC (“FMR” and together with FVL and InfoTech, the “Fidelity Entities”) and other Stockholders set forth on Schedule A hereto (the “Stockholders”).

RECITALS

WHEREAS, the Company and the Stockholders are parties to a Voting Agreement dated as of August 3, 2011 (the “Voting Agreement”)(capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Voting Agreement); and

WHEREAS, Company and the Stockholder wish to (a) confirm that no IPO Termination has occurred as of the date of this Amendment and (b) extend the date by which the Company must enter into a definitive underwriting agreement for the IPO to June 30, 2012.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Voting Agreement.

2. Notwithstanding any provision of the Voting Agreement, provided that an Amendment No. 2 to the Company’s pending registration statement on Form S-1 is filed within 10 business days of the date hereof, the parties agree that no IPO Termination shall be deemed to have occurred as a result of the Company’s failure to file a responsive amendment to the Registration Statement for a period of 60 days following the receipt of any comment letter from the staff of the Securities and Exchange Commission with respect thereto, which comment letter was dated prior to the date hereof;

3. Section 1.1(ii) of the Voting Agreement shall be, and is hereby, amended by replacing the date “March 31, 2012” and substituting therefor the date “June 30, 2012.”

4. Except as expressly amended hereby, all of the terms and provisions of the Voting Agreement are and shall remain in full force and effect without modification. Upon the effectiveness of this Amendment, each reference in the Voting Agreement to “this Agreement,” “hereunder,” “herein,” or other words of like import shall mean and be a reference to the Voting Agreement as amended hereby.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Voting Agreement as of the date first written above.

EXA CORPORATION

By:	/s/ Stephen A. Remondi
Name:	Stephen A. Remondi
Title:	Chief Executive Officer

FIDELITY VENTURES LIMITED

Fidelity Capital Associates, Inc., its general partner

Signature:	/s/ Paul L. Mucci

Name:	Paul L. Mucci

INFOTECH FUND I LLC
By: Northern Neck Investors LLC, its manager

Signature:	/s/ Steven F. Schiffman

Name:	Steven F. Schiffman

FMR LLC

Signature:	/s/ Steven F. Schiffman

Name:	Steven F. Schiffman

Address:	82 Devonshire Street Boston, MA 02109

with a copy for notices to:

McDermott Will & Emery LLP
340 Madison Ave.
New York, NY 10173
Attn: David Goldman, Esq.
Fax: (212) 547-5444

BOSTON CAPITAL VENTURES III, LIMITED PARTNERSHIP

By:	/s/ Johan von der Glotz

BOSTON CAPITAL VENTURES IV, LIMITED PARTNERSHIP

By:	/s/ John J. Shields, III